                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 MATTEL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

PRELIMINARY DRAFT


                         [LETTERHEAD OF MATTEL, INC.]

March 23, 1996

To Our Stockholders:

  On behalf of the Board of Directors, I am pleased to invite you to the Annual Meeting of Stockholders of Mattel, Inc. to be held May 8, 1996 at 10:00 a.m., local time, in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California. I look forward to greeting you personally and reporting on the progress of your company.

  The items of business to be acted on during the meeting are listed in the Notice of Annual Meeting of Stockholders and are described more fully in the Proxy Statement. The formal business of the meeting will also include a report on operations followed by a question and discussion period.

  To ensure that your shares will be represented, I urge you to vote, date, sign and mail the enclosed proxy in the envelope which is provided whether or not you expect to be present. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

  I hope to see you at the meeting.

                                          Sincerely,

                                          /s/ John W. Amerman

                                          John W. Amerman
                                          Chairman and Chief Executive Officer

PRELIMINARY DRAFT

                                 MATTEL, INC.
                           333 CONTINENTAL BOULEVARD
                         EL SEGUNDO, CALIFORNIA 90245

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 8, 1996

  The Annual Meeting of the Stockholders of MATTEL, INC. will be held Wednesday, May 8, 1996 at 10:00 a.m., local time, in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, to consider and act upon the following matters:

  1. The election of directors;

  2. The approval of the Mattel 1996 Stock Option Plan;

  3. The approval of the Mattel Long-Term Incentive Plan;

  4. The approval of an amendment to Article Fourth of Mattel's Restated Certificate of Incorporation;

  5. The ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1996; and

  6. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Shares represented by properly executed proxies hereby solicited by the Board of Directors of Mattel will be voted in accordance with instructions specified therein. It is the intention of the Board of Directors that shares represented by proxies which are not limited to the contrary will be voted in favor of the election as directors of the persons named in the accompanying Proxy Statement, for proposals 2, 3, 4 and 5 and on other matters as recommended by the Board.

  The Board of Directors has fixed the close of business on March 13, 1996 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Ned Mansour
                                          Secretary

El Segundo, California
March 23, 1996

  IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS' INTEREST BE REPRESENTED AT THE MEETING. THEREFORE, IF YOU ARE UNABLE TO BE PRESENT IN PERSON OR OTHERWISE REPRESENTED AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR STOCK WILL BE REPRESENTED.

                                 MATTEL, INC.

                           333 Continental Boulevard
                         El Segundo, California 90245

                               ----------------

                                PROXY STATEMENT
                      1996 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 8, 1996

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Mattel, Inc., a Delaware corporation ("Mattel" or the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting"), to be held at 10:00 a.m., local time, Wednesday, May 8, 1996 in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the Meeting were mailed or delivered to the stockholders of Mattel on or about March 23, 1996.

RECORD DATE AND VOTING

  The Board has fixed the close of business on March 13, 1996 as the record date (the "Record Date") for the determination of the holders of common stock, $1.00 par value per share (the "Common Stock"), entitled to vote at the Meeting and any adjournment or postponement thereof. As of the Record Date,
there were outstanding             shares of Common Stock.

QUORUM, CUMULATIVE VOTING AND VOTING REQUIREMENTS

  The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. As to all matters, each stockholder is entitled to one vote for each share of Common Stock he or she holds. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, holders of Common Stock are entitled to elect eleven directors with the eleven candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In electing directors, stockholders have the unconditional right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes per share of stock held in their name or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by writing the name or names of the nominee or nominees with respect to whom they are withholding their votes in the space provided on the proxy card and the shares voted will be cumulated in the manner described above and voted for the remaining candidate or spread equally, adjusted to whole votes, among the remaining candidates. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

  All proxies which are properly completed, signed and returned prior to the Meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by the stockholder attending the Meeting and expressing a desire to vote his or her shares in person.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of Mattel's Common Stock as of February 15, 1996 by (i) each director and nominee for director, (ii) the Chairman and Chief Executive Officer and each of the four other most highly compensated executive officers of Mattel and (iii) all directors and executive officers of Mattel as a group:

                                                                                  AMOUNT AND NATURE
   NAME OF BENEFICIAL OWNER   POSITION WITH THE COMPANY                       OF BENEFICIAL OWNERSHIP(1)
   ------------------------   -------------------------                       --------------------------
   John W. Amerman            Chairman & Chief Exec. Officer                          2,473,089(2)
   Jill E. Barad              President, COO & a Director                             1,182,832(2)
   Dr. Harold Brown           Director                                                   43,945
   James A. Eskridge          Group President, Mattel, Worldwide & a Director           588,359(2)
   Tully M. Friedman          Director                                                    1,250
   Joseph C. Gandolfo         President, Mattel Operations, Inc.                        682,110(2)
   Ronald M. Loeb             Director                                                   83,795
   Edward H. Malone           Director                                                    1,551
   Edward N. Ney              Director                                                   13,472
   William D. Rollnick        Director                                                  167,070
   Christopher A. Sinclair    Director                                                        0
   John L. Vogelstein         Director                                                  521,875
   Lindsey F. Williams        President, Mattel Int'l & a Director                      953,028(2)(3)
   All Executive Officers
    and Directors as a group (20 persons)                                             7,004,892(4)

--------
(1) Except as set forth below, the directors and officers named above have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable, and no director or executive officer named above owns or controls or may be deemed to beneficially own or control 1% or more of any class of capital stock of the Company. Adjusted for a five-for-four stock split payable as a stock dividend declared February 6, 1996.

(2) Includes shares of Common Stock which the following officers and directors have the right to acquire by exercise of options within 60 days following February 15, 1996: Amerman 1,691,457; Barad 881,095; Eskridge 342,969;
    Gandolfo 666,298; and Williams 515,625.

(3) Includes 58,593 shares of Common Stock held in a trust of which Mr. Williams is trustee for the benefit of his children and as to which he disclaims beneficial ownership. Mr. Williams retired from his positions with the Company effective December 31, 1995.

(4) The amount stated includes an aggregate of 4,421,479 shares of Common Stock which may be acquired upon the exercise of options within 60 days following February 15, 1996 and represents approximately 1.6% of the outstanding shares of Common Stock.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  Eleven directors are to be elected at the Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

  No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.

INFORMATION CONCERNING INCUMBENT DIRECTORS AND NOMINEES TO BOARD OF DIRECTORS

  Information is set forth below concerning the incumbent directors, all of whom are also nominees for election as directors, and the year in which each director was first elected as a director of the Company. Each nominee has furnished the information as to his or her beneficial ownership of Common Stock as of February 15, 1996 and the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for director and has agreed to serve as a director if elected.

                                      PRINCIPAL OCCUPATION             DIRECTOR
             NAME                         OR POSITION              AGE  SINCE
             ----                     --------------------         --- --------
 John W. Amerman.............  Chairman of the Board and Chief      64   1985
                                Executive Officer (also a
                                Director of Unocal, Inc.)
 Jill E. Barad...............  President and Chief Operating        44   1991
                                Officer (also a Director of
                                BankAmerica Corporation,
                                Microsoft Corp. and Reebok
                                International Ltd.)
 Dr. Harold Brown............  Senior Managing Director of E.M.     68   1991
                                Warburg, Pincus & Co., Inc.;
                                Counselor, Center for Strategic
                                and International Studies (also
                                a Director of International
                                Business Machines Corporation,
                                Cummins Engine Company, Alumax,
                                Inc., Philip Morris Companies,
                                Inc. and Evergreen Holdings, Inc.)
 James A. Eskridge...........  Group President, Mattel,             53   1993
                                Worldwide (also a Director of
                                NeXstar, Inc.)
 Tully M. Friedman...........  Founding Partner of Hellman &        54   1984
                                Friedman, a private investment
                                firm (also on the Advisory Board
                                of Tevecap, S.A., the Board of
                                Representatives of Falcon
                                Holding Group, L.P. and a
                                Director of American President
                                Companies, Ltd., Levi Strauss &
                                Co., McKesson Corporation and
                                MobileMedia Corporation)
 Ronald M. Loeb..............  Partner in the law firm of Irell     63   1970
                                & Manella
 Edward H. Malone............  Retired Vice President of General    71   1984
                                Electric Co. (also a Director of
                                Allegheny Power System, Inc.,
                                General Re Corporation and a
                                Trustee of the Fidelity group of
                                mutual funds)
 Edward N. Ney...............  Chairman, Board of Advisors,         70   1993
                                Burson-Marsteller (also a
                                Director of American Barrick,
                                Fortune Bank and The Horsham
                                Corporation)
 William D. Rollnick.........  Retired Chairman and a Director      64   1984
                                of Genstar Rental Electronics,
                                Inc.
 Christopher A. Sinclair.....  President and Chief Executive        45   1996
                                Officer of PepsiCo Foods &
                                Beverages International (also a
                                Director of PepsiCo, Inc.,
                                Perdue Farms, Inc. and the
                                Woolworth Corporation)
 John L. Vogelstein..........  Vice Chairman of the Board,          61   1983
                                President and Director of E.M.
                                Warburg, Pincus & Co., Inc.
                                (also a Director of ADVO, Inc.,
                                Aegis Group plc, Magma Copper
                                Company, LCI International and
                                Value Health, Inc.)

  Except as set forth below, each of the directors has served in the capacity indicated in the table for at least the past five years. Ms. Barad has served in the capacity indicated since August 1992. Prior to that, she served as an executive officer of Mattel for more than five years. Mr. Eskridge has served in the capacity indicated since April 1, 1995. Prior to that, he was President of Fisher-Price, Inc. from November 1993 through April 1995 and Executive Vice President-Chief Financial Officer of Mattel from December 1988 through November 1993. Mr. Ney has served in the capacity indicated since 1992. From March 1989 through July 1992 he was U.S. Ambassador to Canada. Mr. Sinclair has served in the capacity indicated since November, 1993. Prior to that, he served as President and Chief Executive Officer of Pepsi-Cola International.

                            THE BOARD OF DIRECTORS

MEETINGS AND REMUNERATION

  During 1995, the Board held five meetings, and no director attended less than 75% of the aggregate of all Board meetings and of all meetings held by any committee of the Board on which he or she served, except for Mr. Vogelstein.

  Non-employee members of the Board receive an annual retainer of $30,000 per year. Each Committee Chairman receives an annual fee of $4,000 per year and each non-employee committee member receives $1,500 per committee meeting attended. Directors may elect to defer all or part of their directors' fees under an arrangement which provides for the investment of such fees in Common Stock equivalents or in interest-bearing accounts. The distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing on or after the individual ceases to be a director of Mattel. If the Mattel 1996 Stock Option Plan is approved by the Company's stockholders, each non-employee member of the Board will receive on the date of such
stockholder approval options to purchase     shares of Common Stock with an
exercise price equal to the fair market value on the date of grant. The options will be immediately exercisable and will expire ten years from the date of grant. Subsequent to the date of such stockholder approval, each new non-employee member of the Board will receive similar options to purchase shares of Common Stock upon their initial election to the Board. Upon each annual re-election to the Board, each non-employee member of the Board will
receive options to purchase     shares of Common Stock with an exercise price
equal to the fair market value on the date of grant. The options will vest at the rate of 25% per year and will expire ten years from the date of grant. (See "Proposal 2--Approval of the Mattel 1996 Stock Option Plan" below.)

COMMITTEES

  Mattel has an Audit Committee chaired by Mr. Rollnick and including Messrs. Friedman, Loeb, Vogelstein and Ney as members. During 1995, the Committee held six meetings. The primary functions which the Audit Committee performs are to review periodic financial statements and certain financial information before publication; discuss the scope of the independent accountants' engagement and review the independent accountants' performance, reports and fees; review the scope and adequacy of Mattel's financial controls, internal audit plans and the findings of internal audit examinations; and recommend the selection of independent accountants.

  Mattel's Executive/Finance Committee, chaired by Mr. Vogelstein and including Messrs. Amerman, Friedman, Malone and Rollnick as members, also functions as a Nominating Committee. During 1995, the Executive/Finance Committee held three meetings. The Executive/Finance Committee has all the powers of the Board of Directors subject to limitations of applicable law. Sitting as a Nominating Committee, its primary functions are to submit to the Board for consideration nominees for membership to be presented to the stockholders for their election at the Annual Meeting of Stockholders; solicit recommendations and select persons as candidates to fill vacancies on the Board; and present to the Board its recommendations for committee assignments. The Committee will consider nominee recommendations by the stockholders. The names of any such nominee should be sent to the Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012.

  Mattel has a Compensation/Options Committee chaired by Mr. Vogelstein and including Messrs. Malone and Rollnick as members. During 1995, the Compensation/Options Committee held seven meetings. Its primary functions are to review compensation levels of members of management; evaluate the performance of management and consider management succession and related matters; and develop and administer the various incentive plans, including the Company's stock option plan and incentive compensation plans.

  Mattel has a Foundation Committee chaired by Dr. Brown and including Messrs. Eskridge, Gandolfo and Ney and Ms. Barad as members. During 1995, the Foundation Committee held four meetings. The Foundation Committee provides direction to and approves the budget and major expenditures for the Mattel Foundation. Funded annually from corporate profits, the Mattel Foundation supports a variety of programs and organizations that benefit children in need.

  Mattel has a Pension Committee chaired by Mr. Malone and including Dr. Brown and Ms. Barad. During 1995, the Pension Committee held two meetings. The Pension Committee oversees the operation of Mattel's pension and employee benefit plans by reviewing investment policies and financial performance, selecting trustees and other fiduciaries and monitoring the administration of the plans.

                 REPORT OF THE COMPENSATION/OPTIONS COMMITTEE

  The following Report of the Compensation/Options Committee and the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or the liabilities of
Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"). Such Report and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

GENERAL

  The Compensation/Options Committee (the "Committee"), a committee composed entirely of directors who have never served as officers of the Company, develops and administers the Company's various incentive and stock plans, reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters. In evaluating the performance of members of management, the Committee consults with the Chief Executive Officer except when reviewing his performance, in which case the Committee meets independently. The Committee reviews with the Board in detail all aspects of compensation for the senior executives, including the five individuals named in the Summary Compensation Table (the "Compensation Table"). The Committee met seven times during 1995.

STATEMENT ON PHILOSOPHY OF EXECUTIVE COMPENSATION

  In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Committee is guided by three basic principles:

  . The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel;

  . Executive cash compensation in excess of base salaries should be tied to Company and individual performance; and

  . The financial interests of the Company's senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants, restricted stock and the Long-Term Incentive Plan.

IMPLEMENTATION OF PHILOSOPHY

  The Company has retained the services of Hewitt Associates LLC ("Hewitt"), a compensation consulting firm, to assist the Committee in connection with the performance of its various duties, including developing compensation plans to achieve this policy. Hewitt has been retained by the Company in this capacity since 1987. Hewitt also provides data and advice to the Committee with respect to the compensation paid to senior officers of the Company. Hewitt periodically reviews the compensation plans in which each of the officers named in the Compensation Table participates and reports to the Committee (i) whether the plans meet the objectives of motivating the officers to continue to achieve the superior stockholder return the Company has experienced and (ii) if the plans also achieve the objective of attracting and retaining qualified officers.

BASE SALARY

  Base salaries for the Chief Executive Officer and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically (typically once every two years) and adjusted as warranted to reflect sustained individual performance. The Committee measures individual performance and contribution against total annual compensation, including incentive awards, rather than base salary alone.

MANAGEMENT INCENTIVE PLAN

  Under the Company's Management Incentive Plan ("MIP"), incentive compensation is earned based on current year's performance as compared to business and financial goals for the year. These annual goals are established by the Committee at the beginning of the period and include Cash Flow Return on Investment ("CFROI") and operating profit, weighted 33% and 67%, respectively. CFROI is a measure of the cash flow generated by the Company's assets and is based on a formula developed by an independent financial consultant. This formula is related to the economic performance of a company, and an increase in CFROI is strongly correlated to improvement in stock price. In determining individual awards under the MIP, the Committee also considers individual accomplishments. The maximum annual amounts that the Chief Executive Officer and the four other officers named in the Compensation Table are eligible to receive under the MIP ranges from 75% to 100% of base salary. In 1995, the Company reported record sales and earnings for the seventh consecutive year. During 1995, payments under the MIP were made to Messrs.
Amerman, Eskridge, Gandolfo and Williams and Ms. Barad of $       , $       ,
$       , $       , and $       , respectively.

LONG-TERM INCENTIVE PLAN

  The individuals listed in the Compensation Table participate in the Company's Long-Term Incentive Plan (the "LTIP"). Awards under the LTIP are based on Mattel's financial performance over a three-year performance cycle with performance targets that relate to the long-range financial goals of the Company. The performance targets used to determine awards under the LTIP are based primarily on CFROI, sales growth and earnings per share. Prior to April 1 of the first year of the three-year performance period, the Committee establishes, in writing, the level of each executive's participation and target levels for the performance criteria which must be achieved before incentive payments are awarded. Payments of performance awards for achieving interim performance objectives are determined at the end of each annual performance period. Each interim award is paid annually in the first quarter of the following year. Individual participation is established by the Committee at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. During the three-year period covered by the Compensation Table, Mattel's Common Stock price, adjusted for stock splits, increased from $12.99 to $24.60, a 90% increase. Payments under the LTIP were made during 1995 for awards granted in 1993 to Messrs. Amerman,
Eskridge, Gandolfo and Williams and Ms. Barad of $       , $       , $       ,
$        and $       , respectively.

EQUITY-BASED INCENTIVE COMPENSATION

  The 1990 Stock Option Plan authorizes the Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. Stock options are granted with an exercise price equal to the market price of Mattel's Common Stock on the date of grant and generally vest over four years. This approach is designed to motivate management to increase stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Committee considers competitive practices, the duties and scope of responsibilities of each officer's position and the amount and terms of options already held by management.

  The Committee believes that significant equity interests in the Company held by the Company's management more closely align the interests of stockholders and management. In light of this belief and effective January 1, 1995, the Company established stock ownership guidelines for senior management. Those executives to whom the guidelines apply have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in the Company. Compliance with these guidelines will be monitored by the Committee and, while not mandatory, will be taken into consideration at the time future stock option grants are made.

INTERNAL REVENUE CODE SECTION 162(M)

  As one of the factors in its review of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In 1995, Mr. Amerman received total cash payments of $          in salary
and short-term bonus. The Committee considers this level of compensation appropriate in light of Mr. Amerman's leadership of the world's largest toy company. Mr. Amerman's employment agreement with Mattel establishes a minimum base salary and the minimum benefits to which he is entitled under the compensation plans available to Mattel's executive officers. The Committee typically reviews Mr. Amerman's base salary every two years. His base salary
was reviewed in 1995 and increased to $       .

  In setting Mr. Amerman's 1995 compensation, the Committee relied heavily on its assessment of his short-term performance and long-term ability and dedication to enhance Mattel's value. In the short-term, Mattel reported record sales and earnings in 1995. In the long-term, over the eight years of Mr. Amerman's service as Chief Executive Officer, Mattel's market value has increased by approximately $6 billion, and in the last seven of those years, Mattel reported record sales and earnings. This long-term performance is further highlighted on the eight year Performance Graph following this Report, which compares the total return of the Common Stock during Mr. Amerman's tenure as CEO to the total return over such period of the S&P 500 and the Recreation Products Group. Accordingly, Mr. Amerman's total compensation for 1995 was based on both short-term performance and the long-term success of the Company under his leadership.

                                          COMPENSATION/OPTIONS COMMITTEE

                                          John L. Vogelstein (Chairman)
                                          Edward H. Malone
                                          William D. Rollnick

                               PERFORMANCE GRAPH

                                 MATTEL, INC.

               Comparison of Eight Year Cumulative Total Return*

       Mattel, Inc., S&P 500, and Recreation Products Group 1988 to 1995


                    [PERFORMANCE GRAPH CHART APPEARS HERE]


CUMULATIVE TOTAL RETURN*   1988   1989   1990   1991   1992   1993   1994    1995
------------------------  ------ ------ ------ ------ ------ ------ ------ --------
MATTEL, INC.............  $138.2 $287.3 $294.1 $608.9 $704.9 $774.3 $888.5 $1,370.3
S&P 500.................   116.6  153.6  148.8  194.1  208.9  230.0  233.0    319.7
RECREATION PRODUCTS
 GROUP..................   110.5  132.9  118.9  146.3  184.9  227.4  206.0    258.7

* Annual Return assumes reinvestment of dividends. Cumulative Total Return assumes an initial investment of $100.

Recreation Products Group includes the Dow Jones Recreational Toys and Other Recreational Groups which include the following companies: Acclaim Entertainment, Inc.; Brunswick Corp.; The Walt Disney Company; Eastman Kodak Co.; Electronic Arts, Inc.; Hasbro Inc.; International Game Technology Corp.; King World Productions, Inc.; Outboard Marine Corp.; Polaroid Corp.; and Time Warner, Inc.

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1995 for service rendered to the Company during each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                               -------------------------
                                    ANNUAL COMPENSATION            AWARDS     PAYOUTS
                              -------------------------------- -------------- ----------
                                                     OTHER
                                                     ANNUAL      SECURITIES     LTIP      ALL OTHER
   NAME AND                               BONUS   COMPENSATION   UNDERLYING    PAYOUT    COMPENSATION
PRINCIPAL POSITION       YEAR SALARY($)  ($)(1)      ($)(2)    OPTIONS(#)(3)   ($)(1)       ($)(4)
------------------       ---- --------- --------- ------------ -------------- ---------- ------------
John W. Amerman......... 1995
 Chairman and            1994  950,014    833,150     --            1,637,500    621,810   125,919
 Chief Exec. Officer     1993  828,759  1,425,000     --              556,641    300,000   106,053
Jill E. Barad........... 1995
 President and Chief     1994  725,010    635,800     --            1,232,813    518,175    59,650
 Operating Officer       1993  628,237  1,070,000     --              429,063    250,000    35,329
James A. Eskridge....... 1995
 Group President,        1994  555,786    425,000     --            1,076,563    379,995    57,796
 Mattel, Worldwide       1993  421,667    690,000     --              341,798    183,333    44,720
Joseph C. Gandolfo...... 1995
 President               1994  390,000    300,000     --              685,938    310,905    42,523
 Mattel Operations, Inc. 1993  357,450    560,000     --              449,219    150,000    36,128
Lindsey F. Williams..... 1995
 President               1994  500,006    370,000     --              685,938    379,995    61,191
 Mattel International(5) 1993  468,958    775,000     --              273,438    183,333    55,905

--------
(1) Amounts were earned in the years indicated. The annual bonus is generally paid in the first quarter of the following year and long-term incentive plan payouts are based on one-third of the three-year target amount and paid annually in the first quarter of the following year. Bonus amounts for 1993 include retention award payments to Messrs. Amerman, Eskridge, Gandolfo and Williams and Ms. Barad in the amounts of $600,000, $350,000, $300,000, $400,000 and $450,000, respectively.

(2) Represents payments to Messrs. Amerman, Eskridge, Gandolfo and Williams
    and Ms. Barad in the amounts of $   , $   , $   , $    and $   ,
    respectively, in exchange for the cancellation of SARs granted in 1993

(3) Adjusted for five-for-four stock split payable as a stock dividend declared February 6, 1996.

(4) Consists of the taxable portion of premiums on Company-provided life insurance for Messrs. Amerman, Eskridge, Gandolfo and Williams and Ms.
    Barad in the amounts of $     , $     , $     , $      and $     ,
    respectively, and contributions to the Company's Personal Investment Plan
    and PIP Excess Plan to the named individuals in the amounts of $     ,
    $     , $     , $      and $     , respectively.

(5) Mr. Williams retired from his positions with the Company effective December 31, 1995.

  The following table sets forth certain information relating to options and SARs granted to the named executive officers in the 1995 fiscal year.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         ------------------------------------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO  EXERCISE OR             GRANT DATE
                         OPTIONS/SARS EMPLOYEES IN BASE PRICE  EXPIRATION PRESENT VALUE
          NAME           GRANTED (#)  FISCAL YEAR    ($/SH)       DATE       ($)(2)
          ----           ------------ ------------ ----------- ---------- -------------
John W. Amerman.........         0        --            --          --           --
Jill E. Barad...........         0        --            --          --           --
James A. Eskridge.......         0        --            --          --           --
Joseph C. Gandolfo......    62,500(1)     2.6         16.16      1/4/05      496,000
Lindsey F. Williams(3)..    62,500(1)     2.6         16.16      1/4/05      496,000

--------
(1) Options were granted at fair market value on the date of grant, were for a term of ten years and vest in four equal installments commencing one year and one day after the date of grant. Adjusted for a five-for-four stock split payable as a stock dividend declared February 6, 1996. Potential realizable value calculated using a variation of the Black-Scholes option pricing method based on the following assumptions: 7.78% risk free rate; 10 year option term; 1.19% dividend yield; 26.2% volatility; and $16.16 exercise price.

(2) The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

(3) Mr. Williams retired from his positions with the Company effective December 31, 1995.

  The following table shows exercises and values of options and SARs held by the named executive officers.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES(1)

                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/
                                                    OPTIONS/SARS AT FY-END        SARS AT FY-END
                         SHARES ACQUIRED   VALUE   ------------------------- -------------------------
                           ON EXERCISE   REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME                 (#)          ($)        (#)          (#)          ($)          ($)
          ----           --------------- --------- ----------- ------------- ----------- -------------
John W. Amerman.........           0             0  1,202,295    1,229,882   13,220,141   10,565,673
Jill E. Barad...........      35,628       642,979    683,321      967,968    6,566,009    8,315,899
James A. Eskridge.......     526,126     3,994,807    176,955      806,833    1,446,315    6,999,205
Joseph C. Gandolfo......      79,375     1,059,230    419,354      494,578    3,989,313    4,530,373
Lindsey F. Williams(2)..     141,603     1,771,231    382,032      542,186    3,445,291    5,148,864

--------
(1) Adjusted for five-for-four stock split payable as a stock dividend declared February 6, 1996. The value of underlying securities is determined at exercise date or year-end, as the case may be, minus the exercise price or base price of "in-the-money" options.
(2) Mr. Williams retired from his positions with the Company effective December 31, 1995.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                            ESTIMATED FUTURE PAYOUTS
                                       PERFORMANCE OR                 UNDER
                           NUMBER OF    OTHER PERIOD       NON-STOCK PRICE-BASED PLANS
                         SHARES, UNITS      UNTIL         -----------------------------
                           OR OTHER     MATURATION OR     THRESHOLD  TARGET    MAXIMUM
          NAME            RIGHTS (#)       PAYOUT            ($)       ($)       ($)
          ----           ------------- ---------------    --------- --------- ---------
John W. Amerman.........      --       1/1/96-12/31/98(1) 1,050,000 3,500,000 7,000,000
Jill E. Barad...........      --       1/1/96-12/31/98(1) 1,050,000 3,500,000 7,000,000
James A. Eskridge.......      --       1/1/96-12/31/98(1)   750,000 2,500,000 5,000,000
Joseph C. Gandolfo......      --       1/1/96-12/31/98(1)   405,000 1,350,000 2,700,000
Lindsey F. Williams(2)..      --       1/1/96-12/31/98(1)         0         0         0

--------
(1) Reflects awards under Mattel's Long-Term Incentive Plan ("LTIP"). Awards under the LTIP are based on a combination of factors, including cash flow return on investment, sales growth and earnings per share. For additional information regarding the LTIP including the material terms and conditions of the award and a general description of the formula used in determining the amounts payable under that plan, see "Proposal 3--Approval of the Mattel Long-Term Incentive Plan,"; and Report of the Compensation/Options Committee.

(2) Mr. Williams retired from his positions with the Company effective December 31, 1995.

                               RETIREMENT PLANS

  The Company adopted the Mattel, Inc. Supplemental Executive Retirement Plan (the "SERP") effective April 1, 1994. Under the SERP, a vested participant shall be entitled to a yearly benefit for fifteen years beginning at age sixty based on (i) Final Average Compensation, (the average annual compensation during the final three years of employment), and (ii) years of service, (up to a maximum of fifteen). A participant vests upon completing five years of service and attaining age fifty-five. The compensation used in determining Final Average Compensation under the SERP is the participant's base salary plus bonus paid under the Company's Management Incentive Plan. At December 31, 1995, Final Average Compensation under the SERP for Messrs. Amerman, Eskridge,
Gandolfo and Williams and Ms. Barad was $         , $       , $       ,
$        and $         , respectively, and the years of credited service with
the Company were 16, 7, 5, 27 and 15, respectively. The SERP benefit is computed as a straight-life annuity and is not reduced for Social Security.

  The following table shows the estimated annual benefit that would be payable to participants in the SERP at age sixty.

                      APPROXIMATE ANNUAL RETIREMENT BENEFITS RETIRING AT AGE 60
                      ----------------------------------------------------------
      FINAL AVERAGE
      COMPENSATION    5 YEARS OF SERVICE 10 YEARS OF SERVICE 15 YEARS OF SERVICE
      -------------   ------------------ ------------------- -------------------
       $  400,000          $ 33,333           $ 66,667            $100,000
          500,000            41,667             83,333             125,000
          600,000            50,000            100,000             150,000
          700,000            58,333            116,667             175,000
          800,000            66,667            133,333             200,000
          900,000            75,000            150,000             225,000
        1,000,000            83,333            166,667             250,000
        1,250,000           104,167            208,333             312,500
        1,500,000           125,000            250,000             375,000
        1,750,000           145,833            291,667             437,500

  The Company adopted the Mattel, Inc. Supplemental Executive Retirement Plan (the "Old SERP") effective October 1, 1990. Under the Old SERP, a vested participant shall be entitled to a yearly benefit for fifteen years equal to
(i) 10% of Compensation, (the average monthly base compensation for the final twelve months of employment), plus (ii) 1.5% of Compensation for each year of service after attaining age fifty; provided, however, that a participant's total benefit may not exceed 30% of Compensation. Participants must be at least fifty years of age with five years of service to receive benefits. Compensation under the Old SERP is the participant's base salary and is identical to the compensation disclosed as "Salary" in the Summary Compensation Table. The estimated annual amount payable upon retirement at age sixty-four to Messrs. Amerman, Eskridge, Gandolfo and Williams and Ms. Barad based on their current Compensation would
be $      , $      , $      , $       and $      , respectively. The Old SERP
benefit is computed as a straight-life annuity and is not reduced for Social Security.

  Participants in both the SERP and the Old SERP may receive benefits under only one plan and must elect from which plan to receive benefits prior to retirement.

                             EMPLOYMENT AGREEMENTS

  Mattel has entered into employment agreements with the executive officers named in the Summary Compensation Table in order to assure the continued service of such persons. Such agreements generally provide a three-year term of employment of the executives, five in the case of each of Mr. Amerman and Ms. Barad, for salaries at the amounts set forth in the Summary Compensation Table and for participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by Mattel at the executive's level. The termination date of each agreement is automatically extended by one month on the first day of each month during the period of employment. The agreements do not provide for payments in the event of a change of control of the Company but do provide for payments due under the agreements if the executives' employment is terminated by the Company for its convenience and without cause or if there is a material change in the executives' duties and responsibilities as described in the agreements.

                             CERTAIN TRANSACTIONS

  The law firm of Irell & Manella, of which Mr. Loeb is a partner, provided legal services to the Company during 1995.

  During 1995, the Company made payments in the aggregate of $1,035,058 to Electronic Catalogue Network ("ECN") for the production of a BARBIE infomercial and royalties based on resulting product sales. Thomas Barad, the husband of Jill Barad, Mattel's President and Chief Operating Officer, and a director of the Company, beneficially owns a 50% interest in ECN.

  On November 1, 1994, Mattel loaned $3.0 million at 4.12% per annum, (the short-term applicable federal rate for the month of September 1994), to Ms. Barad for the purchase of a home pursuant to the terms of her employment agreement. The loan is secured by a first deed of trust on the home and is payable in full on November 1, 1997.

                                  PROPOSAL 2
                 APPROVAL OF THE MATTEL 1996 STOCK OPTION PLAN

  On January 17, 1996, the Compensation/Options Committee of Board (the "Committee") approved, subject to stockholder approval, the Mattel 1996 Stock Option Plan. The Board recommends that the stockholders vote to approve the Plan for the reasons indicated below.

  The Plan is designed to promote the interests of the Company and its stockholders by enabling the Company to offer an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward employees, directors, and other persons providing services to the Company and, accordingly, to strengthen the mutuality of interests between those persons and the Company's stockholders by providing those persons with a proprietary interest in pursuing the Company's long-term growth and financial success.

  When approved by the stockholders of the Company, the Plan will replace the Company's most recent stock option plan, the Mattel 1990 Stock Option Plan (the "1990 Plan"), which was approved by the stockholders in May 1990. Following stockholder approval of the Plan, the 1990 Plan shall terminate on December 31, 1996, except as to options and other awards then outstanding.

  Adoption of the Plan has been recommended by the Committee. In the opinion of the Committee and of the Board of Directors, it is in the best interests of the Company and its stockholders to provide, through the Plan, a comprehensive incentive compensation program designed to enable the Company to attract, retain and reward directors and key employees through performance-based incentives in shares of Common Stock.

SUMMARY OF THE PLAN

  The Plan would authorize the Committee to grant (i) incentive stock options under the Internal Revenue Code of 1986 (the "Code"), (ii) nonqualified stock options, (iii) stock appreciation rights and (iv) shares of Common Stock ("Awards") to key employees of the Company and its subsidiaries, and other persons providing services to the Company and its subsidiaries ("Participants"). In addition, as described below, the Plan would also authorize the grant of nonqualified stock options to Outside Directors (as defined below).

  The Plan provides that up to 1.5% of the total outstanding shares of the capital stock of the Company as of the first day of each calendar year will be available for Awards under the Plan. Any unused portion of the percentage limit for any calendar year shall be carried forward and be made available for Awards in succeeding calendar years. The aggregate number of shares of the Company's Common Stock available for grants under the Plan shall not exceed fifty million (50,000,000) shares. Options may be granted under the 1990 Plan until it expires on December 31, 1996; any outstanding options or other benefits under the 1990 Plan may be exercised in accordance with the terms thereof. If there is a stock split, stock dividend or similar change affecting the Company's Common Stock, appropriate adjustments may be made in the number of shares that may be issued or transferred in the future and in the number of shares and price of all outstanding Awards made before such event. If shares under an Award are not issued or transferred, those shares would again be available for inclusion in future Awards. On February 15, 1996, the closing price of Company's Common Stock on the New York Stock Exchange was $27.20, as adjusted for a five-for-four stock split payable as a stock dividend declared February 6, 1996.

AWARDS UNDER THE PLAN

  Stock Options. The Committee may grant options qualifying as incentive stock options under the Code, and nonqualified stock options. The term of an option shall be fixed by the Committee. The option price for an incentive stock option shall not be less than the fair market value of the Company's Common Stock on the date of grant. Incentive stock options may only be granted to employees.

  Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") either singly or in combination with an underlying stock option under the Plan. The term of an SAR shall be fixed by the Committee. SARs entitle the participant to receipt of the same economic value that would have been derived from exercise of an option. Payment may be made in cash, in shares of Common Stock or in any combination of both at the discretion of the Committee.

  Restricted Stock Grants. The Committee may also award shares under a grant of Restricted Stock. At the Committee's discretion, the Award may set forth a restriction period during which the Participant must remain in the employ of the Company in order to retain shares under grant. If the Participant's employment terminates during the period, the grant would terminate and the Participant would be required to return the shares to the Company. The Participant could not dispose of the shares prior to the expiration of the restriction period. During this period, the Participant would be entitled to vote the shares and receive dividends. Each certificate may bear a legend giving notice of the restrictions in the Award.

  Reload Options. In the case of a Participant who pays the exercise price of an option prior to the date on which it expires by means of surrendering shares of Common Stock previously acquired by the Participant, the Committee may at its discretion grant the Participant another option (a "Reload Option") of the same type as the option being exercised for the same number of shares that were so surrendered. The duration of the Reload Option will be for the remaining term of the underlying option, and the exercise price shall be the fair market value of the Common Stock on the day on which the underlying option was exercised. Reload Options may only be granted to individuals performing services for the Company at the time the underlying option is exercised. Reload Options will not be available with respect to the exercise of options issued to Outside Directors.

  Formula Grants to Outside Directors. Upon the commencement of an individual's service as an Outside Director (as defined below), the individual
shall receive a nonqualified stock option to purchase      (   ) shares of
Common Stock. In the case of an individual who already was a member of the Board on the effective date of the Plan, that individual will receive a similar grant on that date. The exercise price will be the fair market value of the Common Stock on the date on which the individual was elected to the Board or the date on which the Plan becomes effective in the case of an individual who was a director before the effective date of the Plan. The option will be immediately exercisable, and it will expire on the tenth anniversary of the date of its grant. Upon each subsequent reelection to the Board, each Outside Director shall receive a nonqualified stock option in the
amount of      (   ) shares. This option shall vest at the rate of 25% per
year of service and shall expire on the tenth anniversary of the date of its grant. "Outside Director" means a director who is not also an employee of the Company. In the case of an individual who was formerly an employee of the Company, the individual will not be considered to be an Outside Director until the first anniversary of their severance from the Company. Such individual shall be eligible to receive grants on the first day on which the individual is again elected to the Board after such anniversary.

  Bonus Grants. The Committee is authorized to grant shares of Common Stock as a bonus, or to grant shares of Common Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of the federal income tax consequences of stock options and restricted stock awards under the Plan:

    (a) Upon the exercise of a non-qualified stock option, the optionee will realize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The tax basis for the stock so acquired will be the option price plus the taxable excess. At the time the optionee makes an election to exercise a non-qualified stock option, Mattel is entitled to an income tax deduction equal to the amount of income recognized by the optionee.

    (b) An optionee will not realize federal taxable income upon the exercise of an incentive stock option. If the optionee does not dispose of the stock acquired within one year after its receipt (and two years after the option was granted), the gain or loss realized on the subsequent disposition of the stock will be treated as capital gain or loss. If the stock is disposed of prior to that time, the optionee will realize ordinary income in an amount equal to the excess of the sale price of the stock over the option price. Mattel is generally not entitled to an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of the option stock by the optionee. However, if the optionee disposes of the option stock prior to the required holding period, a deduction is available to Mattel to the extent of the income realized by the optionee on the date of the early disposition.

    (c) The recipient of a restricted stock award will have no taxable income for federal income tax purposes on the receipt of an award. The recipient will realize taxable income for federal income tax purposes for the year in which the restrictions expire or are removed in an amount equal to the difference between the recipient's cost of the stock and the fair market value thereof on the day the restriction expired or was removed. As an alternative, the recipient has the right to elect to include in taxable income in the year the award is made an amount equal to the excess of the fair market value of such shares on the date of the award over the cost of such shares. At the time the recipient of a restricted stock award recognizes income, Mattel is entitled to an income tax deduction equal to the amount of income recognized by the recipient of the award. However, income related to restricted stock received by a "covered employee" could be subject to the $1.0 million deduction limitation imposed by Section 162(m) of the Code, unless the exemption from the deduction limitation for performance-based compensation is available.

OTHER INFORMATION

  Assuming approval of the Company's stockholders, the Plan will be effective as of January 1, 1996 and will terminate on the tenth anniversary thereof, unless terminated earlier by the Board of Directors. Other than formula grants to Outside Directors, no options shall granted under the Plan prior to January 1, 1997. The Board may amend the Plan as it deems advisable but, if the Securities Exchange Act of 1934 requires the Company to obtain stockholder approval, then such approval will be sought. No employee may receive grants under this Plan in any given year which, singly or in the aggregate, cover more than one million (1,000,000) shares of Common Stock. Employees who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined above. Since no such determinations have yet been made, it is not possible to state the terms of any individual Awards which may be issued under the Plan or the names or positions of or respective amounts of the allotment to any individual who may participate. Immediately following approval of the Company's stockholders, each of Messrs. Brown, Friedman, Loeb, Malone, Ney, Rollnick, Sinclair and Vogelstein will receive nonqualified stock options to purchase
     (   ) shares of Common Stock. (See "-Awards Under the Plan--Formula
Grants to Outside Directors" above.) The full text of the Plan is attached as Exhibit A to this Proxy Statement. The Board of Directors believes that the Plan is a valuable aid to the Company in its efforts to attract and retain directors and key employees. Approval of the Plan requires the affirmative vote of a majority of shares of Common Stock in person or represented by proxy and entitled to vote at the Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MATTEL 1996 STOCK OPTION PLAN.

                                  PROPOSAL 3
                  APPROVAL OF MATTEL LONG-TERM INCENTIVE PLAN

  The Board of Directors, including the Compensation/Options Committee (the "Committee") which is composed of disinterested directors, has approved and recommends for stockholder approval, the Mattel Long-Term Incentive Plan (the "LTIP"). The LTIP which was originally adopted by the Board for a performance period beginning in 1987, was developed with the assistance of an independent compensation consultant. The LTIP had as its principal objective increasing Mattel's strategic focus on long-term goals. The Board and the Committee believe the LTIP has been instrumental in producing the excellent financial performance achieved by Mattel since 1987.

  In light of Mattel's significant stockholder returns, which have substantially outperformed those of the peer group companies and the S&P 500, reflected in the Performance Graph, the Board has determined that it is in the best interest of the Company to continue the LTIP.

DESCRIPTION OF THE MATTEL LONG-TERM INCENTIVE PLAN

  Awards under the LTIP are based on Mattel's financial performance over a three-year performance cycle with performance targets that relate to the long-range financial goals of the Company. The performance targets used to determine awards under the LTIP are based primarily on Cash Flow Return on Investment ("CFROI"), sales growth and earnings per share, weighted 40%, 20% and 40%, respectively. CFROI is a measure of cash flow generated by the Company's assets and is based on a formula developed by an independent financial consultant. This formula is related to the economic performance of a company, and an increase in CFROI is strongly correlated to improvement in stock price. Prior to April 1 of the first year of the three-year performance period, the Committee establishes, in writing, the level of each executive's participation and target levels for the performance criteria which must be achieved before incentive payments are awarded. Payments of performance awards for achieving interim performance objectives are determined at the end of each annual performance period. Each interim award is paid annually in the first quarter of the following year. Individual participation is established by the Committee at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position.

  The LTIP is administered by the Committee, which includes only directors who are considered outside directors for purposes of Section 162(m) of the Code. Under the terms of the LTIP, eligible participants include executive officers of the Company and its subsidiaries and other officers of the Company or its subsidiaries that are determined by the Committee to have a direct, significant and measurable impact on the Company's long-term growth and profitability. The actual selection of participants is within the discretion
of the Committee. At the present time, approximately     officers are eligible
to participate in the LTIP. Under the terms of the LTIP, the Committee retains discretion, subject to plan limits, to modify established targets to take into account the effect of unforseen or extraordinary events or accounting changes. However, the targets cannot be changed as they apply to the Chief Executive Officer of Mattel and the four other most highly compensated executives ("Covered Employees") if the effect of such change is to increase the compensation those individuals would otherwise receive. The Covered Employees will be named each year in the Summary Compensation Table. The LTIP permits the Committee to add participants and make additional awards to participants who are determined by the Committee to have assumed additional responsibility or to have otherwise positively impacted directly on the attainment of the performance objectives established by the Committee beyond that originally anticipated.

  In February 1996, the Committee selected 42 persons, including the individuals listed in the Summary Compensation Table other than Mr. Williams who has retired, as participants in the LTIP for the three-year performance period ending in 1998. For information regarding the awards to the Covered Employees and the target and maximum amounts payable for the three-year period ending in 1998, see "Long-Term Incentive Plan Awards Table." See "LTIP Payouts" in the "Summary Compensation Table" for amounts paid under the LTIP in the prior three years.

  The approval by stockholders of the LTIP is required in order to exclude compensation payable under the LTIP to the Covered Employees from the deduction limitations imposed by Section 162(m) of the Code. If the stockholders do not approve the LTIP, the Committee will not make further payments to such individuals under the LTIP and will consider other alternatives.

  THE MATTEL BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MATTEL LONG-TERM INCENTIVE PLAN.

                                  PROPOSAL 4
 APPROVAL OF AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S RESTATED CERTIFICATE
                               OF INCORPORATION

  On February 8, 1996, the Board of Directors adopted a resolution amending, subject to stockholder approval at the Meeting, Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock from 300,000,000 to 600,000,000 shares (the "Amendment"). A copy of the Amendment is attached to this Proxy Statement as Exhibit B. The additional shares would have the same rights and privileges as the shares of Common Stock presently outstanding. As of February 15, 1996, and as adjusted to reflect the five-for-four stock split payable as a stock dividend declared February 6, 1996 (i) 279,067,715 shares of Common Stock were issued, (ii) an aggregate of 17,463,257 shares of Common Stock were reserved for issuance pursuant to stock option plans, (iii) an aggregate of 1,202,477 shares of Common Stock were reserved for issuance upon exercise of warrants, and (iv) 2,266,551 shares of Common Stock were authorized, unissued and unreserved.

  The Board of Directors believes it is desirable to have the additional authorized shares of Common Stock available for possible future financing transactions, stock dividends or splits and other general corporate purposes. In addition to the five-for-four stock split declared February 6, 1996, Mattel's Board of Directors distributed a five-for-four stock split in November 1991, a three-for-two stock split in June 1992, a five-for-four stock split in January 1994, and a five-for-four stock split in January 1995.

  It should be noted that any issuance of additional shares of Common Stock could be disadvantageous to existing stockholders since such issuance might serve to dilute their percentage interest in the Company. Holders of Common Stock do not have preemptive rights to purchase any additional shares of Common Stock which may be issued. The Company would not be required to obtain stockholder approval to issue authorized but unissued shares of Common Stock, unless required to do so by applicable law or the rules of any stock exchange on which the Company's shares may be listed, such as the New York Stock Exchange.

  It should also be noted that the authorized but unissued shares of Common Stock, if issued, could be used by incumbent management to make more difficult, and thereby discourage, an attempt to acquire control of the Company even though stockholders of the Company may deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal provisions of the Company's Restated Certificate of Incorporation. To the extent that it impedes any such attempts, the issuance of shares following the Amendment may serve to perpetuate existing management.

  The Amendment does not alter the Company's present ability to issue up to 3,000,000 shares of preferred stock and up to 20,000,000 shares of preference stock in such series with such special rights (including voting rights), preferences, restrictions, qualifications, and limitations as the Board of Directors may designate. The Company would not be required to obtain stockholder approval to issue authorized but unissued shares of preferred stock or preference stock, unless required to do so by applicable law or the rules of any stock exchange on which the Company's shares may be listed, such as the New York Stock Exchange. The Board of Directors could use its authority to make such designations and to issue preferred stock or preference stock in a manner that would create impediments or to otherwise discourage persons in attempting to gain control of the Company.

  The affirmative votes of a majority of the outstanding shares of Common Stock are required for approval of the Amendment. If the proposed Amendment is approved by the stockholders, the Company intends to promptly effect the Amendment by filing an appropriate amendment to the Restated Certificate of Incorporation with the State of Delaware.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED INCREASE IN THE AUTHORIZED COMMON STOCK OF THE COMPANY.

                                  PROPOSAL 5
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Price Waterhouse LLP has served as the Company's independent accountants since their appointment for fiscal 1975. The Board of Directors, on the unanimous recommendation of the Audit Committee, has selected Price Waterhouse LLP as Mattel's independent accountants for the year ending December 31, 1996. Representatives of Price Waterhouse LLP are expected to be present at the meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

  All services provided to Mattel by Price Waterhouse LLP were approved by the Audit Committee which also considered the possible effect on the independence of Price Waterhouse LLP by rendering such services.

  Audit services of Price Waterhouse LLP for 1995 included the examination of the consolidated financial statements, services related to filings with the Securities and Exchange Commission, and the performance of limited reviews of Mattel's quarterly unaudited financial information.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1996.

                            PRINCIPAL STOCKHOLDERS

  As of February 15, 1996, there were no persons known by the Company to own beneficially or that may be deemed to own beneficially more than 5% of any class of its voting stock.

                     COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Commission. Officers, directors and greater than 10 percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1995, all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except for Ms. Barad who filed a late Form 5 disclosing the acquisition of 283 shares of Common Stock pursuant to the Mattel, Inc. Dividend Reinvestment Plan.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

  As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented by management for consideration at the Meeting. If any other business properly comes before the Meeting, the proxy holders intend to vote the proxies as recommended by the Board.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company not later than November 23, 1996. Such proposals should be addressed to the Secretary of the Company.

                           ANNUAL REPORT (FORM 10-K)

  THE COMPANY UNDERTAKES, ON WRITTEN REQUEST AND WITHOUT CHARGE, TO PROVIDE EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES. COPIES OF EXHIBITS NOT INCLUDED IN THE FORM 10-K ARE ALSO AVAILABLE, ON WRITTEN REQUEST, AT THE COMPANY'S COST THEREFOR. REQUESTS SHOULD BE ADDRESSED TO MATTEL, INC., 333 CONTINENTAL BOULEVARD, EL SEGUNDO, CALIFORNIA 90245-5012, ATTENTION: SECRETARY.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by Mattel. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

  In addition, the Company has retained Georgeson & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $8,000 plus out-of-pocket costs and expenses.

  Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

                                          By Order of the Board of Directors

                                          Ned Mansour
                                          Secretary

El Segundo, California
March 23, 1996

                                   EXHIBIT A

                         MATTEL 1996 STOCK OPTION PLAN

1. Purpose. The purpose of the Mattel, Inc. 1996 Stock Option Plan ("Plan") is to promote the interests of Mattel, Inc. ("Company") and its stockholders by enabling the Company to offer an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward employees, directors, and other persons providing services to the Company and, accordingly, to strengthen the mutuality of interests between those persons and the Company's stockholders by providing those persons with a proprietary interest in pursuing the Company's long-term growth and financial success.

2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below.

    (a) "Board" means the Board of Directors of Mattel, Inc.

    (b) "Code" means the Internal Revenue Code of 1986, as amended. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision.

    (c) "Committee" means the Compensation/Options Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan.

    (d) "Common Stock" means the common stock of Mattel, Inc., $1.00 par value per share, or any security issued in substitution, exchange, or in lieu thereof.

    (e) "Company" means Mattel, Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include its Parent and Subsidiaries.

    (f) "Disabled" means that there is a determination to that effect under the group long-term disability plan of the Company and the Participant is also approved for permanent disability benefits by the Social Security Administration. However, in no event will a Participant be considered to be disabled for purposes of this Plan if the Participant's incapacity is a result of intentionally self-inflicted injuries (while sane or insane), alcohol or drug abuse, or a criminal act for which the Participant is convicted or to which the Participant pleads guilty or nolo contendere.

    (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

    (h) "Fair Market Value" shall mean, unless a different method or value is determined by the Committee, the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape for that day, or, if the New York Stock Exchange is closed on that day, the next preceding day on which the New York Stock Exchange was open. In the case of an Incentive Stock Option, "Fair Market Value" shall be determined without reference to any restriction other than one that, by its terms, will never lapse.

    (i) "Grant" means an award of an Option or Restricted Stock.

    (j) "Incentive Stock Option" means an option to purchase Common Stock that is intended to be and is specifically designated as an incentive stock option under Section 422 of the Code.

    (k) "Insider" means a person or entity that is subject to the provisions of Section 16 of the Exchange Act.

    (l) "Non-Qualified Stock Option" means an option to purchase Common Stock that is intended not to be and is specifically designated as not being an Incentive Stock Option.

    (m) "Option" means an Incentive Stock Option or a Non-Qualified Stock
  Option.

    (n) "Outside Director" means a director who is not also an employee of the Company. In the case of an individual who was formerly an employee of the Company, the individual will not be considered to be an Outside Director for purposes of Section below until the first anniversary of his Severance. Such an individual shall be eligible to receive Grants pursuant to Section below on the first day on which the individual is again elected to the Board of Directors after such anniversary.

    (o) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(e).

    (p) "Participant" means a person who has received a Grant.

    (q) "Plan" means this Mattel, Inc. 1996 Stock Option Plan, as it may be amended from time to time.

    (r) "Restricted Stock" means shares of Common Stock issued pursuant Section below that are subject to restrictions on ownership.

    (s) "Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and as amended from time to time.

    (t) "Severance" means, with respect to a Participant, the termination of his or her provision of services to the Company as an employee, director, or independent contractor, whether by reason of death, disability, resignation, dismissal, or any other reason. For purposes of determining the exercisability of an Incentive Stock Option, a Participant who is on a leave of absence that exceeds ninety (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless his or her rights to reemployment are guaranteed by statute or contract. However, a Participant will not be considered to have incurred a Severance because of a transfer of employment between the Company and a Subsidiary or a Parent (or vice versa).

    (u) "Stock Appreciation Right" means a right granted pursuant to Section below to receive a payment in cash, shares of Common Stock or any combination thereof with respect to a specified number of shares of Common Stock equal to the excess of the Fair Market Value of the Common Stock on the date the right is exercised over the Fair Market Value of the Common Stock on the date the right was granted.

    (v) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

    (w) For purposes of the rules relating to Incentive Stock Options, "Ten Percent Stockholder" means any person who owns (after taking into account the constructive ownership rules of Section 424(d) of the Code) more than ten percent (10%) of the capital stock of the Mattel, Inc. or of any of its Parents or Subsidiaries.

3. Administration.

    (a) Except as set forth in Section 15(b) below, this Plan shall be administered by the Committee. The Board may remove members from, or add members to, the Committee at any time. The Committee shall be composed of individuals selected in a manner that complies with Rule 16b-3 and with Code Section 162(m).

    (b) The Committee may conduct its meetings in person or by telephone. One-third (1/3rd) of the members of the Committee shall constitute a quorum, and any action shall constitute the action of the Committee if it is authorized by a majority of the members present at any meeting or by all of the members in writing without a meeting.

    (c) The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties.

    (d) Subject to the limitations of Sections 16 and 22 below, the Committee is expressly authorized to make such modifications to this Plan as well as to the Options, Restricted Stock, and Stock Appreciation

  Rights granted hereunder as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan.

    (e) The Committee may delegate its responsibilities to others under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to the granting of Options to Insiders, except to the extent permitted by Rule 16b-3.

4. Duration of Plan.

    (a) This Plan shall be effective as of January 1, 1996, provided this Plan is approved by the majority of the Company's stockholders, in accordance with the provisions of Code Section 422, within twelve (12) months before or after its adoption by the Board. The approval by the stockholders must relate to:

      (i) The class of employees entitled to receive Incentive Stock
    Options; and

      (ii) The aggregate number of shares of Common Stock that may be issued under the Plan, except as adjusted pursuant to Section below.

    If either of those items are changed, the approval of the stockholders must again be obtained.

    (b) In the event that this Plan is not approved within the time period specified in Paragraph (a) above, this Plan shall terminate and any Options granted under this Plan shall be void.

    (c) This Plan shall terminate on December 31, 2005, except with respect to Options, Restricted Stock, and Stock Appreciation Rights then outstanding.

5. Number of Shares.

    (a) The maximum number of shares of Common Stock for which Grants may be awarded under the Plan in a calendar year during any part of which the Plan is effective shall be one and a half percent (1.5%) of the total outstanding shares of the capital stock of the Company as of the first day of that calendar year. Any unused portion of the percentage limit for any calendar year shall be carried forward and be made available for Grants in succeeding calendar years. However, in no event shall more than fifty million (50,000,000) shares of Common Stock be cumulatively available for Grants under the Plan. The maximum number of shares that may be issued to a single Participant in a single calendar year is one million (1,000,000).

    (b) In the event that a Participant pays part or all of the exercise price of an Option or the purchase price of Restricted Stock in the form of Common Stock, only the net additional shares issued (i.e., the number of shares issued in excess of the number of shares surrendered) will be taken into account for purposes of the limitations of Paragraph (a) above.

    (c) Upon the forfeiture of shares of Restricted Stock, the forfeited shares of Common Stock shall again become available for use under the Plan. Upon the expiration or termination of an outstanding Option which shall not have been exercised in full, the shares of Common Stock remaining unissued under the Option shall again become available for use under the Plan.

6. Eligibility.

    (a) Persons eligible to receive Grants under this Plan shall consist of key employees, directors, and other persons providing services to the Company. However, Incentive Stock Options may only be granted to employees.

    (b) In the event that the Company acquires another entity by merger or otherwise, the Committee may authorize the issuance of Options ("Substitute Options") to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for the acquired entity upon such terms and conditions as the Committee shall determine, taking into account the limitations of Code Section 424(a) in the case of a Substitute Option that is intended to be an Incentive Stock Option.

7. Form of Options. Options shall be granted under this Plan on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be identical from Option to Option.

    (a) The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option. However, except in the case of Options subject to the provisions of Section 6(b) above, the exercise price of an Incentive Stock Option, determined on the date of the Grant, shall be no less than:

      (i) One hundred ten percent (110%) of the Fair Market Value of the Common Stock in the case of a Ten Percent Stockholder; or

      (ii) One hundred percent (100%) of the Fair Market Value of the Common Stock in the case of any other employee.

    (b) Except in the case of Options subject to the provisions of Section 6(b) above, the aggregate Fair Market Value (determined as of the date of Grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000) or such other limit as may be required by Code Section 422.

    (c) The Committee may include dividend equivalent rights on shares of Common Stock that are subject to Options. The Committee shall specify in the Option such terms as it deems appropriate regarding the dividend equivalent rights, including whether the dividend rights are payable currently or only when the Option is exercised, and whether any interest accrues on any unpaid dividend equivalent rights. In deciding whether to grant dividend equivalent rights to an individual, the Committee shall take into consideration the impact (if any) under Code Section 162(m) of granting such rights in connection with the Option.

8. Exercise of Options.

    (a) An Option shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in the Option. However, no Option shall be exercisable prior to the date this Plan is approved by the Company's stockholders, as set forth in Section 4 above. Furthermore, Options shall only be exercisable for whole numbers of shares.

    (b) Options are exercised by payment of the full amount of the purchase price to the Company. The payment shall be in the form of cash or such other forms of consideration as the Committee shall deem acceptable, such as the surrender of outstanding shares of Common Stock owned by the person exercising the Option or by withholding shares that would otherwise be issued upon the exercise of the Option. If the payment is made by means of the surrender of Restricted Stock, a number of shares issued upon the exercise of the Option equal to the number of shares of Restricted Stock surrendered, shall be subject to the same restrictions as the Restricted Stock that was surrendered. The Committee may also authorize the exercise of Options by the delivery to the Company or its designated agent of an irrevocable written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay the exercise price of the Option.

    (c) In the event of the Disability of the Participant, an Option held by the Participant may be exercised (to the extent that the Option is then exercisable) by his or her conservator, agent under durable power of attorney, or trustee of any trust holding the Option.

    (d) In the event of the death of the Participant, an Option held by the Participant may be exercised (to the extent that the Option is then exercisable) by his or her administrator, executor, personal representative, or trustee of a trust holding the Option, or other person to whom the Option has been transferred by means of the laws of descent and distribution.

9. Termination of Options.

    (a) Except to the extent the terms of an Option require its prior termination, each Option shall terminate on the earliest of the following dates:

      (i) The date which is ten (10) years from the date on which the Option is granted or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder; or

      (ii) The date that is sixty (60) days from the date of the Severance of the Participant to whom the Option was granted; provided, however, that if the Participant's Severance is as a result of their death, then the date shall be extended to one (1) year from the date of the Severance of the Participant to whom the Option was granted.

    (b) Notwithstanding the provisions of Paragraph (a) above, in the case of a Participant who incurs a Severance after the attainment of age fifty-five
  (55) and the completion of five (5) years of service (as determined for a Participant who is also an employee of the Company in accordance with the terms of the Mattel, Inc. Personal Investment Plan), the Participant's Non-Qualified Stock Options will continue to vest for five (5) years following Severance, and the Participant will be able to exercise his or her Non-Qualified Stock Options until the earlier of (i) five (5) years following Severance or (ii) the date on which the Options would otherwise expire.

10. Reload Options.

    (a) In the case of a Participant who pays the exercise price of an Option prior to the date on which it expires by means of surrendering shares of Common Stock previously acquired by the Participant, the Committee may at its discretion grant the Participant another Option ("Reload Option") of the same type (i.e., an Incentive Stock Option or Non-Qualified Stock Option) as the Option being exercised ("Underlying Option") for the same number of shares that were so surrendered.

    (b) The duration of the Reload Option will be for the remaining term of the Underlying Option, and the Exercise Price shall be the Fair Market Value of the Common Stock on the day on which the Underlying Option was exercised.

    (c) Reload Options may only be granted to individuals performing services for the Company at the time the Underlying Option is exercised.
  Furthermore, Reload Options will not be available with respect to the exercise of Options issued pursuant to Section below (relating to Outside Directors).

11. Restricted Stock.

    (a) The Committee may issue Grants of Restricted Stock upon such terms and conditions as it may deem appropriate, which terms need not be identical for all such Grants.

    (b) Restricted Stock may be sold to Participants, or it may be issued to Participants without the receipt of any consideration. If the Participant is required to give any consideration, the payment shall be in the form of cash or such other forms of consideration as the Committee shall deem acceptable, such as the surrender of outstanding shares of Common Stock owned by the Participant.

    (c) A Participant shall not have a vested right to the Restricted Stock until the satisfaction of the vesting requirements specified in the Grant.

    (d) A Participant may not assign or alienate his or her interest in the shares of Restricted Stock prior to vesting. Otherwise, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock, including the right to vote the shares and to receive any dividends.

    (e) The following rules apply with respect to events that occur prior to the date on which the Participant obtains a vested right to the Restricted Stock.

      (i) Stock dividends issued with respect to the shares covered by a Grant of Restricted Stock shall be treated as additional shares received under the Grant of Restricted Stock.

      (ii) Cash dividends are taxable compensation to the Participant that is deductible by the Company.

12. Stock Appreciation Rights.

    (a) Stock Appreciation Rights may be granted separately or in conjunction with all or part of an Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the Grant of the Option. In the case of an Incentive Stock Option, the rights may be granted only at the time of the Grant of the Incentive Stock Option.

    (b) A Stock Appreciation Right that is granted in conjunction with an Option may provide that it may only be exercised when the Option may be exercised. Furthermore, Stock Appreciation Rights issued to Insiders may only be exercised in accordance with Rule 16b-3.

13. Participant Elections. Pursuant to such rules and procedures as may be prescribed by the Committee, Participants may elect to exchange one type of Grant under the Plan for another type of Grant, and/or enter into other arrangements to defer the receipt of income or items of tax preference that would otherwise be recognized by the Participant under the Plan.

14. Outside Directors. Outside Directors may participate in the Plan only in accordance with this Section 14. It is intended that the Grants pursuant to this Section 14 will not preclude the Outside Directors from being "disinterested" for purposes of Rule 16b-3, and this Section 14 shall be operated accordingly.

    (a) Upon the commencement of an individual's service as an Outside Director, the individual shall receive a Non-Qualified Stock Option to
  purchase     shares of Common Stock. In the case of an individual who
  already was a member of the Board on the date of stockholder approval of the Plan, that individual will receive a similar Grant on that date. The exercise price will be the Fair Market Value of the stock on the date on which the individual is elected to the Board, or the date of stockholder approval of the Plan in the case of an individual who was a director before the date of stockholder approval of the Plan. The Option will be immediately exercisable, and it will expire on the tenth anniversary of the date of its Grant.

    (b) Upon each subsequent re-election to the Board, the Director shall receive a Non-Qualified Stock Option in the amount of shares corresponding to his or her years of service as set forth in the table below. In calculating years of service, partial years of service shall be counted as whole years of service.

      YEARS OF SERVICE   AMOUNT OF OPTION
      ----------------   ----------------




  This Option shall vest at the rate of twenty-five percent (25%) per year of service, and shall expire on the tenth anniversary of the date of its Grant.

    (c) Except as otherwise required to conform to the requirements of applicable laws, the provisions of this Section 14 may not be amended more than once every six (6) months.

15. Bonus Grants and Grants In Lieu Of Compensation.

    (a) The Committee is authorized to grant shares of Common Stock as a bonus, or to grant shares of Common Stock, Restricted Stock or Options in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements. Such grants shall be upon such terms and conditions as the Committee may deem appropriate.

    (b) At the discretion of either the Company's chief executive officer or, if there is no chief executive officer, the most senior officer of the Company, Outside Directors may receive shares of Common Stock in lieu of the equivalent of 50% of their annual compensation. Such shares of Common Stock shall be valued at the Fair Market Value on the date of grant. The determination of Fair Market Value shall be at the discretion of the officer approving the grant. Such grants shall be upon such terms and conditions as the officer approving the grant may deem appropriate.

16. Modification of Options.

    (a) The Committee may modify an existing Option, including the right to:

      (i) Change the exercise price;

      (ii) Accelerate the right to exercise it;

      (iii) Extend or renew it; or

      (iv) Cancel it and issue a new Option.

  However, no modification may be made to an Option that would impair the rights of the Participant holding the Option without his or her consent. The Committee may make similar modifications to Grants of Restricted Stock.

    (b) In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option under Code Section 422, the limitations imposed upon the Option under the Code and the Plan solely by virtue of it (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment.

    (c) Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

    (d) Whether a modification of an existing Option granted to an Insider will be treated as a new Option for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3.

17. Non-transferability of Grants.

    (a) During the lifetime of the Participant, Incentive Stock Options are exercisable only by the Participant. Incentive Stock Options are not assignable or transferable except by will or the laws of descent and distribution.

    (b) Except to the extent specified in the Grant, Non-Qualified Stock Options will be subject to the same restrictions on non-transferability that apply to Incentive Stock Options. The Committee shall prescribe such rules and procedures as it deems appropriate regarding the transfer of Non-Qualified Stock Options, taking into account the impact of Section 16 of the Exchange Act, the need to register those shares under the Securities Act of 1933, and applicable State Blue Sky Laws.

    (c) Grants of Restricted Stock and Stock Appreciation Rights shall be subject to such restrictions on transferability as may be imposed in such Grants.

18. Adjustments.

    (a) In the event of a stock split, stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar change affecting Common Stock, the Committee shall authorize such adjustments as it may deem appropriate with respect to:

      (i) The number and/or kind of shares covered by each outstanding
    Option;

      (ii) The aggregate number and/or kind of shares for which Options may be granted under this Plan; and

      (iii) The exercise price per share in respect of each outstanding
    Option.

  No issuance by the Company of shares of stock of any class, or securities convertible into, or options or warrants to purchase shares of any class of stock, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Grant.

    (b) The Committee may also make such adjustments in the event of a spinoff (or other distribution) of Company assets to stockholders, other than normal cash dividends.

19. Effect of Change in Control.

    (a) In the event of a Change in Control (as defined in Paragraph (b) below) of the Company, all Options and Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change in Control, and all restrictions and conditions of all Grants of Restricted Stock then outstanding shall be deemed satisfied as of the date of the Change in Control.

    (b) A "Change in Control" shall be deemed to have occurred on:

      (i) The "Distribution Date," as that term is defined in Section 1(h) of the Company's Rights Agreement dated February 7, 1992, as it may be amended from time to time. The definition of "Distribution Date" contained in the Company's Rights Agreement shall continue to apply, notwithstanding the expiration or termination of that agreement; or

      (ii) The date (during any period of two (2) consecutive calendar years) that individuals who at the beginning of such period constituted the Company's Board of Directors, cease for any reason (other than natural causes, including death, disability, or retirement) to constitute a majority thereof; or

      (iii) The date the stockholders of the Company approve:

        (A) A plan of complete liquidation of the Company;

        (B) An agreement for the sale or disposition of all or substantially all of the assets of the Company; or

        (C) A merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the stock that is outstanding immediately after the merger, consolidation, or reorganization, unless the Board of Directors of the Company determines by a majority vote prior to the merger, consolidation, or reorganization that no Change in Control will occur as a result of such transaction.

20. Cancellation of Grants. Except as otherwise provided in the Grant, the Committee may cancel any unexpired, unpaid, or deferred Grant at any time if the Participant does not comply with all of the terms of the Grant and the following conditions.

    (a) A Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. For Participants whose employment has terminated, the judgment of the Chief Executive Officer shall be based on the Participant's position and responsibilities while employed by the Company, the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company's customers, suppliers and competitors of the Participant assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has retired shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than five percent (5%) equity interest in the organization or business.

    (b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company's business, any confidential information or material, as those terms are used in the Company's Employee Patent and Confidence Agreement, relating to the business of the Company, acquired by the Participant either during or after employment with the Company.

    (c) A Participant, pursuant to the Company's Employee Patent and Confidence Agreement, shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research, or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

    (d) Upon exercise, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of paragraph (a), (b) or (c) of this Section 20 prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Award may, at the Committee's discretion, cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two (2) years after such exercise, payment or delivery. Within ten (10) days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Participant received in connection with the rescinded exercise, payment, or delivery.

21. Notice of Disqualifying Disposition. A Participant must notify the Company if the Participant disposes of stock acquired pursuant to the exercise of an Incentive Stock Option issued under the Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the sale.

22. Amendments and Termination.

    (a) Except as set forth in Section 14, the Board may at any time amend or terminate this Plan. However, no amendment or termination of the Plan may impair the rights of a Participant holding a Grant without his or her consent.

    (b) Except as may otherwise be permitted under Rule 16b-3, no amendment to the Plan may be adopted without the approval of the stockholders that would materially:

      (i) Increase the number of shares that may be issued to Insiders;

      (ii) Increase the benefits accruing to Insiders; or

      (iii) Modify the requirements for Insiders to participate.

23. Tax Withholding.

    (a) The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

    (b) If Common Stock is used to satisfy the Company's tax withholding obligations, the stock shall be valued at its Fair Market Value when the tax withholding is required to be made.

24. No Additional Rights.

    (a) Neither the adoption of this Plan nor the granting of any Option or Restricted Stock shall:

      (i) Affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or

      (ii) Confer upon any Participant the right to continue performing services for the Company, nor shall it interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause.

  (b) No Participant shall have any rights as a stockholder with respect to any shares covered by a Grant until the date a certificate for such shares has been issued to the Participant following the exercise of an Option or the receipt of Restricted Stock.

25. Securities Law Restrictions.

    (a) No securities shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws.

    (b) The Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

    (c) Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to those restrictions.

26. Indemnification. To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other employee of the Company with duties under this Plan, against expenses (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual's duties under this Plan, unless the losses are due to the individual's gross negligence or lack of good faith. The Company will have the right to select counsel and to control the prosecution or defense of the suit. The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

27. Governing Law. This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

  To signify its adoption of this Plan, the Company has caused its execution.

                                          Mattel, Inc.,
                                          a Delaware Corporation

                                          By: _________________________________

                                          Its: ________________________________

                                          Date: _______________________________

                                   EXHIBIT B

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 MATTEL, INC.
            PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE

  Mattel, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

  FIRST. At a meeting of the Board of Directors of the Corporation duly called and held on February 8, 1996, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval at an Annual Meeting of Stockholders to be held on May 8, 1996. Such resolutions recommended that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

  "FOURTH. The Company is authorized to issue a total of six hundred twenty three million (623,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, six hundred million (600,000,000) shares are Common Stock, each of which shares of Common Stock has a par value of One Dollar ($1.00), three million (3,000,000) shares are Preferred Stock, each of which shares of Preferred Stock has a par value of One Dollar ($1.00), and twenty million (20,000,000) shares of Preference Stock, each of which shares of Preference Stock has a par value of one cent ($0.01)."

  SECOND. At an Annual Meeting of Stockholders of the Corporation duly called and held on May 8, 1996, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation's common stock, par value $1.00 per share, was obtained in favor of such amendment with respect to Article FOURTH.

  THIRD. Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

  In Witness Whereof, Mattel, Inc. has caused this Certificate of Amendment to
be signed by                     , its [President/Vice President], and
attested by                          , its [Secretary/Assistant Secretary],
this     day of                     , 1996.

                                          _____________________________________
                                               [President/Vice President]

Attest:

_______________________________
     [Secretary/Assistant
          Secretary]

                                 MATTEL, INC.
P
R               PROXY SOLICITED BY THE BOARD OF DIRECTORS
O              ANNUAL MEETING OF STOCKHOLDERS MAY 8, 1996
X
Y

          JOHN W. AMERMAN, NED MANSOUR and JOHN L. VOGELSTEIN, or any of them, each with power of substitution, are hereby appointed proxies to represent and vote as designated hereon all shares of Common Stock of Mattel, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Manhattan Ballroom of the Radisson Plaza Hotel, 1400 Parkview Avenue, Manhattan Beach, California, at 10:00 a.m. on the 8th day of May, 1996, or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

              Election of all Directors listed below:

              NOMINEES:

              John W. Amerman, Jill E. Barad, Harold Brown, James A. Eskridge, Tully M. Friedman, Ronald M. Loeb, Edward H. Malone, Edward N. Ney, William D. Rollnick, Christopher A. Sinclair and John L. Vogelstein.

     SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

     CONTINUED AND TO BE SIGNED ON REVERSE SIDE                 SEE REVERSE SIDE

         PLEASE MARK
[X]      VOTES AS IN
         THIS EXAMPLE.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 AND 5.
                                               ---


1.  ELECTION OF DIRECTORS (named on reverse).

         FOR      WITHHELD
         [_]        [_]


                  MARK HERE
                  FOR ADDRESS
                  CHANGE AND   [_]
                  NOTE BELOW


---------------------------------------
For all nominees except as noted above.

                                                     FOR      AGAINST   ABSTAIN
2.  APPROVAL OF THE MATTEL 1996 STOCK OPTION PLAN.   [_]        [_]       [_]

3.  APPROVAL OF THE MATTEL LONG-TERM INCENTIVE       [_]        [_]       [_]
    PLAN.

4.  APPROVAL OF AN AMENDMENT TO ARTICLE FOURTH       [_]        [_]       [_]
    OF MATTEL'S RESTATED CERTIFICATE OF
    INCORPORATION.

5.  RATIFICATON OF THE SELECTION OF PRICE WATER-     [_]        [_]       [_]
    HOUSE LLP AS THE COMPANY'S INDEPENDENT
    ACCOUNTANTS.

6.  TO CONSIDER AND ACT UPON SUCH OTHER BUSINESS
    MATTERS OR PROPOSALS AS MAY PROPERLY COME
    BEFORE THE MEETING.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                              Date
          -----------------------------     ----------------

Signature:                              Date
          -----------------------------     ----------------

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF WRITTEN CONSENT PROMPTLY,
                         USING THE ENCLOSED ENVELOPE.